File No. 70-9005

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                          PRE-EFFECTIVE AMENDMENT NO. 2
                                     TO THE
                        FORM U-1 APPLICATION/DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

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                           NEW CENTURY ENERGIES, INC.
                             1225 Seventeenth Street
                             Denver, Colorado 80202
              (Name of company filing this statement and address of
                           principal executive office)
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                           New Century Energies, Inc.
                 (Name of top registered holding company parent)
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                                Richard C. Kelly
                            Executive Vice President,
                      Chief Financial Officer and Treasurer
                             1225 Seventeenth Street
                             Denver, Colorado 80202

                    (Name and address of agents for service)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

       Gary W. Wolf, Esq.                    William M. Dudley, Esq.
    Cahill Gordon & Reindel                   Public Service Company
         80 Pine Street                            of Colorado
    New York, New York 10005                 1225 Seventeenth Street
                                             Denver, Colorado 80202

       James D. Steinhilper
    Southwestern Public Service
              Company
          Tyler at Sixth
       Amarillo, Texas 79101


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Item 6.   Exhibits and Financial Statements

A.  Exhibits

    G-3  -  Financial Calculations (Confidential Treatment Requested)


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                                    SIGNATURE


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this amendment to the application and declaration to be signed on its behalf by the undersigned thereunto duly authorized.

                           By: /s/ Richard C. Kelly
                               ------------------------
                               Name: Richard C. Kelly
                              Title: Executive Vice
                                     President, Chief
                                     Financial Officer and Treasurer

Date:  July 31, 1997